Exhibit 99.1

Contact:

Media: Jessie Wuerst (509) 495-8578 jessie.wuerst@avistacorp.com

Investors: Jason Lang (509) 495-2930 jason.lang@avistacorp.com

Avista 24/7 Media Access (509) 495-4174

Avista Corp. Reports Preliminary First Quarter 2007 Results

SPOKANE, Wash. – April 18, 2007, 4:05 a.m. PDT: Avista Corp. (NYSE: AVA) today reported consolidated preliminary earnings of $0.26 per diluted share for the first quarter of 2007, compared to earnings of $0.64 per diluted share for the first quarter of 2006.

“Our preliminary results for the first quarter of 2007 place Avista Utilities and Advantage IQ on track to meet their earnings targets for the year,” said Avista Chairman and Chief Executive Officer Gary G. Ely. “As announced yesterday, we have entered into an agreement to sell substantially all of Avista Energy’s contracts and ongoing operations to Coral Energy Holding, L.P., a subsidiary of Shell, and certain of Coral Energy’s subsidiaries.”

“Volatility in natural gas and electricity prices inconsistent with our forecasts can result in significant variability in Avista Energy’s earnings. Unfortunately, this occurred during the first quarter and this business incurred a net loss,” said Ely.

Preliminary results for the first quarter of 2007 as compared to the first quarter of 2006:

Contribution to earnings per diluted share by Business Segment:
	Preliminary Q1 2007	Q1 2006
Avista Utilities	$0.37	$0.53
Energy Marketing and Resource Management	$(0.14)	$0.10
Advantage IQ	$0.03	$0.03
Other	$—	$(0.02)
Total earnings per diluted share	$0.26	$0.64

Avista Utilities’ preliminary earnings for the first quarter of 2007 are consistent with expectations. The decrease in earnings as compared to the first quarter of 2006 is primarily due to:

•

increased electric resource costs as compared to the amount included in base rates and the absorption of $3.2 million (or $0.04 per diluted share net of tax) of costs under the Energy Recovery Mechanism (ERM) in Washington for the first quarter of 2007 as compared to a benefit of $5.2 million (or $0.07 per diluted share net of tax) under the ERM for the first quarter of 2006,

•	increases in other operating expense and taxes other than income taxes (reduced earnings per diluted share by $0.06 net of tax), and

•	income received in the first quarter of 2006 for the sale of claims against Enron Corporation and certain of its affiliates of $3.0 million (or $0.04 per diluted share net of tax).

This was partially offset by a reduction in net interest expense due to decreased short-term borrowings and the positive impact of financing transactions completed in the fourth quarter of 2006. This positively impacted diluted earnings per share by $0.03.

In our original earnings guidance, we expected to absorb about $6 million of costs under the ERM for the full year of 2007. The first quarter expense of $3.2 million was in line with our original estimates.

We are not expecting to receive any significant general rate adjustments in 2007. However, we expect to file a general rate case in Washington in the next few weeks. Any rate adjustments, if approved by the Washington Utilities and Transportation Commission, would most likely become effective in 2008.

Preliminary earnings from Advantage IQ for the first quarter of 2007 are consistent with expectations and with the results for the first quarter of 2006. We are implementing certain strategic investments at Advantage IQ aimed at creating long-term savings that will increase operating and capitalized costs in the short-term through up-front expenditures. This could limit earnings growth from this segment in 2007 while enhancing the long-term profit potential of Advantage IQ.

Preliminary earnings from the Other segment are close to break-even for the first quarter of 2007, an improvement from the comparable period of 2006. This is primarily due to net gains on certain long-term venture fund investments in 2007 as compared to net losses in 2006.

The lower than expected results from Avista Energy is primarily due to:

•	underperformance on the power side of the business,

•	losses on a power purchase agreement related to a natural gas-fired combined cycle combustion turbine plant in northern Idaho,

•

the difference between the estimated market value and the required accounting for certain contracts and physical assets under management, which accounted for almost one-half of Avista Energy’s net loss, and

•	necessary adjustments to reduce the carrying value of net assets to be sold to their estimated fair value less costs to sell.

At this time, we are not confirming or revising our guidance for 2007 consolidated earnings. We will provide revised guidance following the completion of the sale of

Avista Energy and when we determine how the proceeds will be used during the remainder of the year. This is expected to be late in the second quarter or early in the third quarter of 2007.

Avista Corp. cautions that these results are preliminary, based on the information currently available, and they are subject to the final closing of the books and completion of accounting and review procedures and the determination of any final accounting adjustments.

NOTE: We will host a conference call on April 18, 2007, at 2:00 p.m. EDT to discuss this news release and the Avista Energy transaction with financial analysts. The call is available at (866) 800-8652, passcode: 11332891. A replay of the conference call will be available through Wednesday, April 25, 2007. Call (888) 286-8010, passcode 54299066 to listen to the replay. The Avista Corp. Q1 2007 earnings conference call and Webcast scheduled for April 24, 2007 has been canceled.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is our operating division that provides service to 346,000 electric and 306,000 natural gas customers in three Western states. Our non-regulated subsidiaries include Advantage IQ and Avista Energy. Our stock is traded under the ticker symbol “AVA.” For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

This news release contains forward-looking statements, including statements regarding preliminary earnings and the expected sale of Avista Energy. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond our control and many of which could have significant impact on our operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: the completion of the Avista Energy transaction as contemplated; weather conditions, including the effect of precipitation and temperatures on the availability of hydroelectric resources and the effect of temperatures on customer demand; changes in wholesale energy prices that can affect, among other things, cash needed to purchase electricity, natural gas for our retail customers and natural gas fuel for electric generation, and the value of surplus energy sold, as well as the market value of derivative assets and liabilities and unrealized gains and losses; volatility and illiquidity in wholesale energy markets, including the availability and prices of purchased energy and demand for energy sales; the effect of state and federal regulatory decisions affecting our ability to recover costs and/or earn a reasonable return including, but not limited to, the disallowance of costs that we have deferred; the outcome of pending regulatory and legal proceedings arising out of the “western energy crisis” of 2000 and 2001, and including possible retroactive price caps and resulting refunds; the outcome of legal proceedings and other contingencies concerning us or affecting directly or indirectly our operations; the potential effects of any legislation or administrative rulemaking passed into law, including the possible adoption of national, regional, or state restrictions on greenhouse gas emissions and global warming; changes in, and compliance with, environmental and endangered species laws, regulations, decisions and policies, including present and potential environmental remediation costs; the potential impact of changes to electric transmission ownership, operation and governance, such as the formation of one or more regional transmission organizations or similar entities; wholesale and retail competition including, but not limited to, electric retail wheeling and transmission costs; the ability to relicense and maintain licenses for our hydroelectric generating facilities at cost-effective levels with reasonable terms and conditions; unplanned outages at any of our generating facilities or the inability of facilities to operate as intended; unanticipated delays or changes in construction costs, as well as our ability to obtain required operating permits for present or prospective facilities; natural disasters that can disrupt energy production or delivery, as well as the availability and costs of materials and supplies and support services; blackouts or disruptions of interconnected transmission systems; the potential for future terrorist attacks or other malicious acts, particularly with respect to our utility assets; changes in the long-term climate of the Pacific Northwest, which can affect, among other things, customer demand patterns and the volume and timing of streamflows to our hydroelectric resources; changes in future economic conditions in our service territory and the United States in general, including inflation or deflation and monetary policy; changes in industrial, commercial and residential growth and demographic patterns in our service territory; the loss of significant customers and/or suppliers; failure to deliver on the part of any parties from which we purchase and/or sell capacity or energy; changes in the creditworthiness of our customers and energy trading counterparties; our ability to obtain financing through the issuance of debt and/or equity securities, which can be affected by various factors including our credit ratings, interest rates and other capital market conditions; the effect of any change in our credit ratings; changes in actuarial assumptions, the interest rate environment and the actual return on plan assets for our pension plan, which can affect future funding obligations, costs and pension plan liabilities; increasing health care costs and the resulting effect on health insurance premiums paid for our employees and retirees; increasing costs of insurance, changes in coverage terms and our ability to obtain insurance; employee issues, including changes in collective bargaining unit agreements, strikes, work stoppages or the loss of key executives, as well as our ability to recruit and retain employees; the potential effects of negative publicity regarding business practices, whether true or not, which could result in, among other things, costly litigation and a decline in our common stock price; changes in technologies, possibly making some of the current technology quickly obsolete; changes in tax rates and/or policies; and changes in our strategic business plans and/or our subsidiaries, which may be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses.

For a further discussion of these factors and other important factors, please refer to the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2006. The forward-looking statements contained in this news release speak only as of the date hereof. The company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the company’s business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.